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               COMMUNITY FINANCIAL CORP.
            1998 RELOAD STOCK OPTION PLAN


     1.  PURPOSE OF THE PLAN.

     The purpose of this Plan is to advance the interests of the Company through providing select key Employees and Directors of the Bank, the Company, and their Affiliates with the opportunity to acquire additional Shares through exercising existing stock options granted under the Company's 1996 Stock Option and Incentive Plan. By encouraging the immediate exercise of such stock options, the Company seeks to encourage stock ownership by Participants and to provide them with additional stock-based incentives.

     2.  DEFINITIONS.

     As used herein, the following definitions shall apply.

     (a) "Affiliate" shall mean any "parent corporation" or "subsidiary corporation" of the Company, as such terms are defined in Section 424(e) and (f), respectively, of the Code.

     (b) "Agreement" shall mean a written agreement entered into in accordance with Paragraph 5(c).

     (c)  "Bank" shall mean Community Bank & Trust, N.A.

     (d) "Board" shall mean the Board of Directors of the Company.

     (e) "Change in Control" shall mean any one of the following events: (1) the acquisition of ownership, holding, or power to vote more than 25% of the Bank's or the Company's voting stock, (2) the acquisition of the ability to control the election of a majority of the Bank's or the Company's directors,
(3) the acquisition of a controlling influence over the management or policies of the Bank or the Company by any person or by persons acting as a "group" (within the meaning of Section 13(d) of the Securities Exchange Act of 1934), or (4) during any period of two consecutive years, individuals (the "Continuing Directors") who at the beginning of such period constitute the Board of Directors of the Company or the Bank (the "Existing Board") cease for any reason to constitute at least two-thirds thereof, provided that any individual whose election or nomination for election as a member of the Existing Board was approved by a vote of at least two-thirds of the Continuing Directors then in office shall be considered a Continuing Director. For purposes of this subparagraph only, the term "person" refers to an individual or a corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or any other form of entity not specifically listed herein. The decision of the Committee as to whether a Change in Control has occurred shall be conclusive and binding.

     (f)  "Code" shall mean the Internal Revenue Code of 1986,
as amended.
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     (g)  "Committee" shall mean the Stock Option Committee
under the Company's 1996 Stock Option and Incentive Plan, provided that the Board may at any time act as the Committee with respect to any action the Committee may to be pursuant to the Plan.

     (h)  "Common Stock" shall mean the common stock, par value
$. 01 per share, of the Company.

     (i)  "Company" shall mean Community Financial Corp.

     (j) "Continuous Service" shall mean the absence of any interruption or termination of service as an Employee or a Director of the Company or an Affiliate. Continuous Service shall not be considered interrupted in the case of sick leave, military leave or any other leave of absence approved by the Company, in the case of transfers between payroll locations of the Company or between the Company, an Affiliate or a successor, or in the case of a Director's performance of services in an emeritus or advisory capacity.

     (k)  "Director" shall mean any member of the Board
(excluding Directors Emeritus), and any member of the board of directors of any Affiliate that the Board has by resolution designated as being eligible for participation in this Plan.

     (l) "Disability" means a physical or mental condition of a Participant resulting from bodily injury, disease, or mental disorder which renders him incapable of continuing any gainful occupation and which condition constitutes total disability under the Federal Social Security Acts.

     (m)  "Effective Date" shall mean January 1, 1998.

     (n) "Employee" shall mean any person employed by the Company, the Bank, or an Affiliate.

     (o)  "Exercise Price" shall mean the price per Optioned
Share at which a Reload Option may be exercised.

     (p) "ISO" shall mean an option to purchase Common Stock which meets the requirements set forth in the Plan, and which is intended to be and is identified as an "incentive stock option" within the meaning of Section 422 of the Code.

     (q) "Market Value" shall mean the fair market value of the Common Stock, as determined under Paragraph 7(b) hereof.

     (r) "Non-Employee Director" shall have the meaning provided in Rule 16b-3.

     (s) "Non-ISO" means an option to purchase Common Stock which meets the requirements set forth in the Plan but which is not intended to be and is not identified as an ISO.

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     (t)  "Optioned Shares" shall mean Shares purchased pursuant to the exercise of a Reload Option.

     (u)  "Participant" shall mean anyone to whom a Reload
Option is granted pursuant to the Plan.

     (v)  "Plan" shall mean this Community Financial Corp. 1998
Reload Stock Option Plan.

     (w) "Reload Option" means an ISO or Non-ISO granted pursuant to the Plan.

     (x)  "Rule 16b-3" shall mean Rule 16b-3 of the General
Rules and Regulations under the Securities Exchange Act of 1934, as amended.

     (y)  "Share" shall mean one share of Common Stock.

     (z) "Triggering Option" shall mean a stock option granted under the Company's 1996 Stock Option and Incentive Plan
(whether such stock option is an ISO or a Non-ISO).

     (aa) "Window Period" shall mean the 90-day period beginning with the Effective Date.

     3.  TERM OF THE PLAN AND RELOAD OPTIONS.

     (a) Term of the Plan. The Plan shall continue in effect for a term of ten years from the Effective Date, unless sooner terminated pursuant to Paragraph 14 hereof. No Reload Option shall be granted under the Plan after ten years from the Effective Date.

     (b) Term of Reload Options. The term of each Reload Option granted under the Plan shall be 10 years; provided, however, that in the case of an Employee who owns Shares representing more than 10% of the outstanding Common Stock at the time an ISO is granted, the term of such ISO shall not exceed five years.

     4.  SHARES SUBJECT TO THE PLAN.

     Subject to the adjustments required under Paragraph 10, the aggregate number of Shares deliverable pursuant to Reload Options shall not exceed 23,606 Shares. Such Shares may either be authorized but unissued Shares, Shares held in treasury, or Shares held in a grantor trust created by the Company. If any Reload Options should expire, become unexercisable, or be forfeited for any reason without having been exercised, the Optioned Shares shall, unless the Plan shall have been terminated, be available for the grant of additional Reload Options under the Plan.

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     5.  ADMINISTRATION OF THE PLAN.

     (a) Composition of the Committee. The Plan shall be administered by the Committee, which shall consist of not less than two (2) members of the Board who are Non-Employee Directors. Members of the Committee shall serve at the pleasure of the Board. In the absence at any time of a duly appointed Committee, the Plan shall be administered by the Board.

     (b) Powers of the Committee. Except as limited by the express provisions of the Plan or by resolutions adopted by the Board, the Committee shall have sole and complete authority and discretion (i) to select Participants, (ii) to determine the form and content of Reload Options to be issued in the form of Agreements under the Plan, (iii) to interpret the Plan, (iv) to prescribe, amend and rescind rules and regulations relating to the Plan, and (v) to make other determinations necessary or advisable for the administration of the Plan. The Committee shall have and may exercise such other power and authority as may be delegated to it by the Board from time to time. A majority of the entire Committee shall constitute a quorum and the action of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by a majority of the Committee without a meeting, shall be deemed the action of the Committee.

     (c) Agreement. Each Reload Option shall be evidenced by a written agreement containing such provisions as may be approved by the Committee. Each such Agreement shall constitute a binding contract between the Company and the Participant, and every Participant, upon acceptance of such Agreement, shall be bound by the terms and restrictions of the Plan and of such
Agreement.   The terms of each such Agreement shall be in
accordance with the Plan, but each Agreement may include such additional provisions and restrictions determined by the Committee, in its discretion, provided that such additional provisions and restrictions are not inconsistent with the terms of the Plan. In particular, the Committee shall set forth in each Agreement (i) the Exercise Price of a Reload Option, (ii) the number of Shares subject to the Reload Option, (iii) the manner, time, and rate (cumulative or otherwise) of exercise or vesting of such Reload Option, (iv) the restrictions, if any, to be placed upon such Reload Option, or upon Shares which may be issued upon exercise of such Reload Option, and (v) its expiration date. The Chairman of the Committee and such other Directors and officers as shall be designated by the Committee are hereby authorized to execute Agreements on behalf of the Company and to cause them to be delivered to the recipients of Reload Options.

     (d) Effect of the Committee's Decisions. All decisions, determinations and interpretations of the Committee shall be final and conclusive on all persons affected thereby.

     (e) Indemnification. In addition to such other rights of indemnification as they may have, the members of the Committee shall be indemnified by the Company in connection with any claim, action, suit or proceeding relating to any action taken or failure to act under or in connection with the Plan or any Reload Option, granted hereunder to the full extent provided for under the Company's governing instruments with respect to the indemnification of Directors.

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     6.  GRANT OF RELOAD OPTIONS.

     (a) Initial Grants. For each Share purchased upon the exercise of a Triggering Option within the Window Period, the Participant shall receive a Reload Option to purchase another Share at an Exercise Price equal to the Market Value of the underlying Shares on that date; provided that if the number of Triggering Options exercised on any particular day during the Window Period exceeds the number of Shares reserved for the Participant under the Plan (as listed in Exhibit "A" hereof), no further grants of Reload Options will be made to the Participant during the Window Period.

     (b) Grants of Reload Options after Window Period. To the extent Shares authorized under Paragraph 4 remain or become available for grants after expiration of the Window Period, future grants of Reload Options shall be made only to Participants who exercise all of their Triggering Options which are exercisable during the Window Period. Any Shares that are or become available for grants after the Window Period shall be apportioned between those Participants based on the relative number of Shares purchased during the Window Period.

     (c) Pro Rata Adjustment on Depletion. Notwithstanding any other Plan provision to the contrary, on the day on which the Shares authorized under the Plan in Paragraph 4 are fully depleted, any Participants exercising Reload Options and determined to be entitled to a grant of Reload Options will have their Reload Options reduced pro rata based on the number of Optioned Shares purchased on that day.

     (d) Terms of Grants. With respect to each of the above-named Participants, the Reload Option granted to the Participant hereunder (i) have an Exercise Price determined pursuant to Paragraph 7 of the Plan, (ii) shall be ISOs to the extent permitted where the Participant is an Employee, (iii) shall be exercisable, in accordance with Paragraph 8(a), (iv) shall have a term of ten years from the Effective Date, and (v) shall be subject to the general rule set forth in Paragraph 8(c) with respect to the effect of termination of a Participant's Continuous Service on the Participant's right to exercise his or her Reload Options. In addition, the exercise of a Reload Option will not trigger another Reload Option grant.

     7.  EXERCISE PRICE FOR RELOAD OPTIONS.

     (a) Limits on Committee Discretion. The Exercise Price as to any particular Reload Option shall equal 100% of the Market Value of the Optioned Shares on the date of grant. In the case of an Employee who owns Shares representing more than 10% of the Company's outstanding Shares of Common Stock at the time an ISO is granted, the Exercise Price shall not be less than 110% of the Market Value of the Optioned Shares at the time the ISO is granted.

     (b) Standards for Determining Exercise Price. If the Common Stock is listed on a national securities exchange (including the NASDAQ National Market System) on the date in question, then the Market Value per Share shall be the average of the highest and lowest selling price on such exchange on such date, or if there were no sales on such date, then the Market Value

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shall be the mean between the bid and asked price on such date.
If the Common Stock is traded otherwise than on a national securities exchange on the date in question, then the Market Value per Share shall be the mean between the bid and asked price on such date, or, if there is no bid and asked price on such date, then on the next prior business day on which there was a bid and asked price. If no such bid and asked price is available, then the Market Value per Share shall be its fair market value as determined by the Committee, in its sole and absolute discretion.

     8.  EXERCISE OF RELOAD OPTIONS.

     (a) Generally. Each Reload Option shall become fully (100%) exercisable upon the first annual anniversary of its grant date; provided that a Participant shall forfeit a Reload Option if (1) the Participant's Continuous Service terminates before the date on which the Reload Option first becomes fully exercisable, or (2) the Participant sells any Shares within one year of the date of grant of the Reload Option (unless said Shares are sold to satisfy distribution requirements applicable to individual retirement accounts pursuant to the Code and treasury regulations thereunder). Notwithstanding the foregoing, vesting shall automatically accelerate to 100% upon a Participant's death, termination of Continuous Service at or after age 65, or Disability.

     (b) Procedure for Exercise. A Participant may exercise Reload Options, subject to provisions relative to its termination and limitations on its exercise, only by (1) written notice of intent to exercise the Reload Option with respect to a specified number of Shares, and (2) payment to the Company (contemporaneously with delivery of such notice) in cash, in Common Stock, or a combination of cash and Common Stock, of the amount of the Exercise Price for the number of Shares with respect to which the Reload Option is then being exercised.
Each such notice (and payment where required) shall be delivered, or mailed by prepaid registered or certified mail, addressed to the Treasurer of the Company at its executive offices. Common Stock utilized in full or partial payment of the Exercise Price for Reload Options shall be valued at its Market Value at the date of exercise, and may consist of Shares subject to the Reload Option being exercised.

     (c) Period of Exercisability. Except to the extent otherwise provided in the terms of an Agreement, a Reload Option may be exercised only during a Participant's Continuous Service, or within one year after termination of such Continuous Service (but not later than the date on which the Reload Option would otherwise expire), except if the Employee's or the Director's Continuous Service terminates by reason of --

          (1) "Just Cause" which for purposes hereof shall have the meaning set forth in any unexpired employment or severance agreement between the Participant and the Bank and/or the Company (and, in the absence of any such agreement, shall mean termination because of the Participant's personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order), then the Participant's rights to exercise such Reload Option shall expire on the date of such termination; or

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          (2)  death, then to the extent that the Participant
would have been entitled to exercise the Reload Option immediately prior to his death, such Reload Option of the deceased Participant may be exercised within two years from the date of his death (but not later than the date on which the Reload Option would otherwise expire) by the personal representatives of his estate or person or persons to whom his rights under such Reload Option shall have passed by will or by laws of descent and distribution.

     (d) Mandatory Six-Month Holding Period. Notwithstanding any other provision of this Plan to the contrary, Optioned Shares may not be sold within the six-month period following the grant of that Reload Option, provided that such six-month holding period shall not apply in the event of a transaction described in Paragraph 10(b) hereof.

     9.   CHANGE IN CONTROL.

     Notwithstanding the provisions of any Reload Option which provides for its exercise or vesting in installments, upon a Change in Control or the execution of an agreement that would effect a Change in Control, all Reload Options shall be immediately exercisable and fully vested. With respect to Reload Options, at the time of a Change in Control, the Participant shall, at the discretion of the Committee, be entitled to receive cash in an amount equal to the excess of the Market Value of the Common Stock subject to such Reload Option over the Exercise Price of such Shares, in exchange for the cancellation of such Reload Options by the Participant.

     10.   EFFECT OF CHANGES IN COMMON STOCK SUBJECT
           TO THE PLAN.

     (a) Recapitalizations; Stock Splits, Etc. The number and kind of shares reserved for issuance under the Plan, and the number and kind of shares subject to outstanding Reload Options, and the Exercise Price thereof, shall be proportionately adjusted for any increase, decrease, change or exchange of Shares for a different number or kind of shares or other securities of the Company which results from a merger, consolidation, recapitalization, reorganization, reclassification, stock dividend, split-up, combination of shares, or similar event in which the number or kind of shares is changed without the receipt or payment of consideration by the Company.

     (b) Transactions in which the Company is Not the Surviving Entity. In the event of (i) the liquidation or dissolution of the Company, (ii) a merger or consolidation in which the Company is not the surviving entity, or (iii) the sale or disposition of all or substantially all of the Company's assets (any of the foregoing to be referred to herein as a "Transaction"), all outstanding Reload Options, together with the Exercise Price thereof, shall be equitably adjusted for any change or exchange of Shares for a different number or kind of shares or other securities which results from the Transaction.

     (c) Special Rule for ISOs. Any adjustment made pursuant to subparagraphs (a) or (b) hereof shall be made in such a manner as not to constitute a modification, within the meaning of Section 424(h) of the Code, of outstanding ISOs.

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     (d)  Conditions and Restrictions on New, Additional, or
Different Shares or Securities. If, by reason of any adjustment made pursuant to this Paragraph, a Participant becomes entitled to new, additional, or different shares of stock or securities, such new, additional, or different shares of stock or securities shall thereupon be subject to all of the conditions and restrictions which were applicable to the Shares pursuant to the Reload Option before the adjustment was made.

     (e) Other Issuances. Except as expressly provided in this Paragraph, the issuance by the Company or an Affiliate of shares of stock of any class, or of securities convertible into Shares or stock of another class, for cash or property or for labor or services either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, shall not affect, and no adjustment shall be made with respect to, the number, class, or Exercise Price of Shares then subject to Reload Options or reserved for issuance under the Plan.

     11.  NON-TRANSFERABILITY OF RELOAD OPTIONS.

     Reload Options may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent and distribution. Notwithstanding the foregoing, or any other provision of this Plan, a Participant who holds Non-ISOs may transfer such Non-ISOs to his or her spouse, lineal ascendants, lineal descendants, or to a duly established trust for the benefit of one or more of these individuals. Non-ISOs so transferred may thereafter be transferred only to the Participant who originally received the grant or to an individual or trust to whom the Participant could have initially transferred the Non-ISOs pursuant to this Paragraph 11. Non-ISOs which are transferred pursuant to this Paragraph 11 shall be exercisable by the transferee according to the same terms and conditions as applied to the Participant.

     12.  TIME OF GRANTING RELOAD OPTIONS.

     The date of grant of a Reload Option shall, for all purposes, be the date on which the Committee makes the determination of granting such Reload Option. Notice of the determination shall be given to each Participant to whom a Reload Option is so granted within a reasonable time after the date of such grant.

     13.  MODIFICATION OF RELOAD OPTIONS.

     At any time, and from time to time, the Committee may direct execution of an instrument providing for the modification of any outstanding Reload Option, provided no such modification shall confer on the holder of said Reload Option any right or benefit which could not be conferred on him by the grant of a new Reload Option at such time, or impair the Reload Option without the consent of the holder of the Reload Option.

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     14.  AMENDMENT AND TERMINATION OF THE PLAN.

     The Board may from time to time amend the terms of the Plan and, with respect to any Shares at the time not subject to Reload Options, suspend or terminate the Plan. No amendment, suspension or termination of the Plan shall, without the consent of any affected holders of a Reload Option, alter or impair any rights or obligations under any Reload Option theretofore granted.

     15.  CONDITIONS UPON ISSUANCE OF SHARES.

     (a) Compliance with Securities Laws. Shares of Common Stock shall not be issued with respect to any Reload Option unless the issuance and delivery of such Shares shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, any applicable state securities law, and the requirements of any stock exchange upon which the Shares may then be listed.

     (b) Special Circumstances. The inability of the Company to obtain approval from any regulatory body or authority deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder shall relieve the Company of any liability in respect of the non-issuance or sale of such Shares. As a condition to the exercise of a Reload Option, the Company may require the person exercising the Reload Option to make such representations and warranties as may be necessary to assure the availability of an exemption from the registration requirements of federal or state securities law.

     (c) Committee Discretion. The Committee shall have the discretionary authority to impose in Agreements such restrictions on Shares as it may deem appropriate or desirable, including but not limited to the authority to impose a right of first refusal or to establish repurchase rights or both of these restrictions.

     16.  RESERVATION OF SHARES.

     The Company, during the term of the Plan, will reserve and keep available a number of Shares sufficient to satisfy the requirements of the Plan.

     17.  WITHHOLDING TAX.

     The Company's obligation to deliver Shares upon exercise of Reload Options shall be subject to the Participant's satisfaction of all applicable federal, state and local income and employment tax withholding obligations. The Committee, in its discretion, may permit the Participant to satisfy the obligation, in whole or in part, by irrevocably electing to have the Company withhold Shares, or to deliver to the Company Shares that he already owns, having a value equal to the amount required to be withheld. The value of the Shares to be withheld, or delivered to the Company, shall be based on the Market Value of the Shares on the date the amount of tax to be withheld is to be determined. As an alternative, the Company may retain, or

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sell without notice, a number of such Shares sufficient to cover the amount required to be withheld.

     18.  NO EMPLOYMENT OR OTHER RIGHTS.

     In no event shall an Employee's or Director's eligibility to participate or participation in the Plan create or be deemed to create any legal or equitable right of the Employee, Director, or any other party to continue service with the Company, the Bank, or any Affiliate of such corporations. No Employee or Director shall have a right to be granted a Reload Option or, having received a Reload Option, the right to again be granted a Reload Option. However, an Employee or Director who has been granted a Reload Option may, if otherwise eligible, be granted additional Reload Options.

     19.  GOVERNING LAW.

     The Plan shall be governed by and construed in accordance with the laws of the State of Illinois, except to the extent that federal law shall be deemed to apply.

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